Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128100 on Form S-3 and Registration No. 333-116864 on Form S-8 of our reports dated February 28, 2006, relating to the financial statements and financial statement schedule of Cabela’s Incorporated and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabela’s Incorporated for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 28, 2006